Exhibit 10.1

PRESERVE  COMMUNICATIONS SERVICES, INC.
INVESTOR RELATIONS CONSULTING AGREEMENT

This Agreement is entered into this 27th day of August, 2008 by and between Iptimize, Inc., 4949 So. Syracuse St., Suite 450, Denver, Colorado 80237 (the "Company"), and Preserve Communication Services, Inc., 5445 DTC Parkway, Suite 940, Greenwood Village, Colorado 80111 (the "Consultant").

WHEREAS, Company and Consultant desire to enter into this arrangement in lieu of the agreement dated Oct. 15, 2004, upon the terms and conditions hereof,

NOW THEREFORE, upon the consideration of the mutual promises and agreements contained herein, the parties agree as follows:

AGREEMENT

1.           Engagement of Consultant.  The Company hereby engages Consultant and Consultant hereby agrees to render services to the Company as an investment relations consultant.

2.           Services.  During the term of this Agreement, Consultant shall identify and build a data base of brokers, analysts and institutions to disseminate Company’s public information as provided by the Company and for which the Company attests to the accuracy of all information provided under the terms of this agreement. Consultant will provide Company with monthly reports detailing the results of Consultants service. Consultant shall not by this Agreement be prevented or barred from rendering services of the same or similar nature, as herein described, or services of any nature whatsoever for, or on behalf of, persons, firms, or corporations other than Company.  Similarly, Company shall not be prevented or barred from seeking or requiring services of a same or similar nature from persons other than Consultant.

3.           Term.  The term of this Agreement shall be a twelve (12) month period commencing on Sept. 1, 2008, and continuing through Aug. 31, 2009.

4.           Compensation.   As compensation for the Investor Relations Services, Company shall issue to Consultant, a monthly cash payment of $5,000.00 due on the 1st of each month, with the first cash payment due with the signing of this agreement. In addition, Company agrees to issue Consultant shares of Company stock as follows
:
-	$15,000 worth of stock at a price equal to 50% of the last trade Sept 1, 2008, issued by Sept. 15, 2008;
-	$15,000 worth of stock at a price equal to 50% of the last trade Dec. 1, 2008, issued by Dec. 15, 2008;
-	$15,000 worth of stock at a price equal to 50% of the last trade Mar. 1, 2009, issued by Mar. 15, 2009;
-	$15,000 worth of stock at a price equal to 50% of the last trade Jun. 1, 2009, issued by Jun. 1, 2009.

Each quarter the certificate will be issued for $15,000.00 worth of stock based on this calculation. (Example – Last trade at .50 cents. One half of .50 (cents) is ..25 (cents), so $15,000.00 divided by .25 = 60,000 shares)

5.           Disclaimer of Responsibility for Acts of Company.  The obligations of the Consultant described in this Agreement consist solely of database distribution services to Company.  In no event shall Consultant be required by this Agreement to act as the agent of Company or otherwise to represent or make decisions for Company.  All final decisions with respect to acts of Company or its affiliates, whether or not made pursuant to or in reliance on information or advice furnished by Consultant hereunder, shall be those of Company or such affiliates and Consultant shall under no circumstances be liable for any expense incurred or loss suffered by Company as a consequence of such decisions.

6.           Indemnity.  The Company agrees to indemnify and hold Consultant, its affiliates, control persons, officers, directors, employees, agents and sureties harmless from and against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys', consultants' and accountants' fees and the cost of any of Consultant's personnel involved in any such matter) arising out of Consultant's entering into or performing under this Agreement, including costs arising out of any dispute whether or not Consultant is a party to such dispute.

The Company agrees that, as an interim measure during the pendency of any claim, action, investigation, inquiry or other proceeding arising out of or based upon any loss, claim, damage, or liability described above, it will reimburse the Consultant on a monthly basis (or more often, if requested) for all reasonable legal or other expenses incurred in connection with investigating or defending any such claim, action, investigation, inquiry or other proceeding, notwithstanding the absence of a judicial determination as to the propriety and enforceability of the Company’s obligation to reimburse the Consultant for such expenses and the possibility that such payments might later be held to have been improper by a court of competent jurisdiction.  To the extent that any portion, or all, of any such interim reimbursement payments are held to have been improper, the Consultant shall promptly return such amounts to the Company.

If for any reason the foregoing indemnification is unavailable to Consultant, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by Consultant as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Company and its stockholders on the one hand and Consultant on the other hand but also the relative fault of the Company and Consultant, as well as any relevant equitable considerations.  The reimbursement, indemnity and contribution obligations of the Company under this Section 7 shall be in addition to any liability which the Company may otherwise have and shall be binding upon and inure to the benefit of any successor, assigns, heirs and personal representatives of the Company, Consultant and any such person. The provisions of this Section 7 shall survive the termination and expiration of this Agreement.

7.           Amendment.  No amendment to this Agreement shall be valid unless such amendment is in writing and is signed by authorized representatives of all the parties to this Agreement.

8.           Waiver.  Any of the terms and conditions of this Agreement may be waived at any time and from time to time in writing by the party entitled to the benefit thereof, but a waiver in one instance shall not be deemed to constitute a waiver in any other instance.  A failure to enforce any provision of this Agreement shall not operate as a waiver of this provision or of any other provision hereof.

9.           Severability.  In the event that any provision of this Agreement shall be held to be invalid, illegal or unenforceable in any circumstances, the remaining provisions shall nevertheless remain in full force and effect and shall be construed as if the unenforceable portion or portions were deleted.

10.           Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Any attempt by either party to assign any rights, duties or obligations which may arise under this Agreement without the prior written consent of the other party shall be void.

11.           Governing Law.  The validity, interpretation and construction of this Agreement and each part thereof will be governed by the laws of the State of Colorado.

12.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which may be deemed an original and all of which together will constitute one and the same instrument.

13.           Arbitration.  The parties agree that all controversies which may arise between them concerning any transaction, the construction, performance or breach of this or any other agreement between them, whether entered into prior, on or subsequent to the date hereof, or any other matter, including but not limited to, securities activity, investment advice or in any way related thereto, shall be determined by arbitration in accordance with the rules of the American Arbitration Association.  This shall enure to the benefit of and be binding on the Company, its officers, directors, agents, independent contractors, employees, controlling persons, sureties and any person acting on its behalf as to this Agreement and shall enure to the benefit of and be binding on the Consultant, its officers, directors, agents, independent contractors, employees, controlling persons, sureties and any person acting on its behalf as to this Agreement.  Any award rendered in arbitration may be enforced in any court of competent jurisdiction.

14.           Arbitration Disclosures.

•	Arbitration is final and binding on the parties.
•	The parties are waiving their right to seek remedies in court, including the right to jury trial.
•	Pre-arbitration discovery is generally more limited than and different from court proceedings.
•	The arbitrators' award is not required to include factual findings or legal reasoning and any party's right to appeal or to seek modification of rulings by the arbitrators is strictly limited.
•	The panel of arbitrators may include arbitrators who were or are affiliated with the securities industry.

15.    Acknowledgment.   The parties acknowledge that Section 13 above contains a binding arbitration agreement.

Company:

IPTIMIZE, INC.

By: /s/
Title: President

Consultant:

PRESERVE COMMUNICATIONS SERVICES, INC.

By: /s/
Title: President